EXHIBIT 99.1

American Heritage Responds to SEC Regarding Temporary Halt in Trading and Intends to Cooperate Fully in SEC Investigation Regarding 'Robo' Calls Unauthorized by the Company

LAS VEGAS, NV, Dec 19, 2014 (Marketwired via COMTEX) – American Heritage International, Inc. (OTCQB: AHII) today said that the company has indicated both verbally and in writing that it intends to cooperate fully with the U.S. Securities & Exchange Commission in their investigation of potentially manipulative activity related to AHII common stock.

The SEC issued a temporary trading suspension that began at 9:30 a.m. EST on December 16, 2014 and will terminate at 11:59 p.m. EST on December 30, 2014 due to concerns regarding potentially manipulative activity related to the company's common stock. The SEC confirmed that the activity that prompted the trading halt was a series of unsolicited 'robo' calls regarding the company's common stock on and before December 12, 2014.

In both a telephone conversation and a subsequent letter to the SEC offering full cooperation with their investigation, American Heritage International CEO Anthony Sarvucci stated, "I am greatly concerned about the 'robo' calls that led to the trading suspension and how that has affected the company." Sarvucci confirmed that "neither the company nor its affiliates had anything to do with those calls." He added that the company only became aware of the calls, as a result of angry messages left on the company's voice mail and in emails sent to the company. Once these calls were discovered, management immediately began its own investigation. When it was learned that these 'robo' calls were being made about the company's stock, American Heritage immediately posted information on its website that informed the public that these calls were not from, nor were they condoned, by American Heritage and that any information that could be provided about the calls would be most welcome as the company conducted its investigation.

The company further provided the SEC with a current shareholder list and recent NOBO list as well as a commitment to work with them to bring a speedy resolution to the company's trading status. Sarvucci wrote, "I want to assure you that we are a legitimate company and not the design of a pump and dump scheme. The company had nothing to gain from those calls and management did not sell any shares in the market to reap any kind of benefit. To the contrary, the calls and resulting suspension may very well have crippled the company." He further added: "From day one I have not sold a single share in the company into the market and have deferred my salary until such time as the company is in a stronger financial position. I believe in the brand and my employees who are working hard toward a common goal. We would never engage in activities that would jeopardize their jobs or the brand we have tried so hard to establish."

Sarvucci affirmed, "It is American Heritage's belief that our shareholders, our company and our employees are being unfairly punished for the actions of those who took it upon themselves to engage in shady actions that the company had no knowledge of and were powerless to prevent. American Heritage has done everything that is expected of us as a public company. We file reports timely, we remain compliant and most importantly, we use the public markets for what they are intended for: to raise capital to fuel growth. For an individual – or a group of individuals – as we really do not know – to be able to issue this type of questionable stock promotion on a company, without that company's knowledge, that results in the SEC bringing about this action is very disconcerting. We certainly support the SEC's point of view in protecting the public from manipulative activity, and therefore are eager and willing to cooperate in their investigation. However, we are concerned that this type of activity can be carried out so easily against a company like ours, which is just beginning to grow and needs the ability to access capital. We hope the SEC will consider our situation as an early warning sign that this could occur to other companies and begin to address how it can be halted in the future so that other emerging companies are not hurt in a similar manner."

Sarvucci further stated to the SEC that the company is willing to work with them to the fullest in their investigation to determine who did this to American Heritage and its shareholders. "Whoever carried out this activity must be punished to the fullest extent of the law and we are confident shares in the company can be brought back to full trading status so the company can continue to pursue its plan for growth."

About American Heritage International Inc.

American Heritage, "America's Original E-Cig(TM)," is a publicly traded company that manufactures, distributes and sells the American Heritage(TM) brand of disposable premium electronic cigarettes. American Heritage is currently in an advantageous position to become one of the leaders in the fast growing electronic cigarette industry.

American Heritage's disposable premium electronic cigarettes have combined authentic true to life flavor with a soft filter which has pushed it to the forefront in terms of genuine look, feel and taste. All of American Heritage's ingredients are food grade quality and 100% produced in America for a safer and more enjoyable experience than the majority of its competitors can provide.

www.AHIcig.com – Customer Site

http://www.americanheritageonline.com – Corporate

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'SAFE HARBOR'

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

CONTACT:

Investor Relations:

Bev Jedynak

312-943-1123

IR@americanheritageonline.com

American Heritage International Inc.

American Heritage International Inc.

Vincent Bonifatto

Tivoli Village, 410 South Rampart Rd, Ste 390

Las Vegas, NV 89145

www.americanheritageonline.com